EXHIBIT 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 1st day of September, 2023, by and among the undersigned.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13D in respect of the shares of Class A common stock of Better Home & Finance Holding Company, par value $0.0001 per share, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

1/0 MORTGAGE INVESTMENT, LLC

By: /s/ Riaz Valani
Name: Riaz Valani
Title: Authorized Person

BETTER PORTFOLIO HOLDINGS 1 LLC

By: /s/ Riaz Valani
Name: Riaz Valani
Title: Authorized Person

RIAZ VALANI

By: /s/ Riaz Valani